Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the use in this Registration Statement on Form S-4 of our report dated November 29, 2006 (except for Note 20, as to which the date is April 27, 2007) relating to the financial statements as of and for the year ended September 30, 2006 and related financial statement schedule of Alion Science and Technology Corporation appearing in the Prospectus, which is part of this Registration Statement.
We also consent to the reference to us under the headings “Summary Historical Condensed Consolidated Financial Data”, “Selected Consolidated Financial Data” and “Independent Registered Public Accounting Firms” in such Prospectus.
/s/ DELOITTE & TOUCHE LLP

McLean, Virginia
April 27, 2007